Exhibit 10.2

PROMISSORY NOTE AGREEMENT

THIS PROMISSORY NOTE AGREEMENT (“Agreement”), is made and entered into by and between North American Royalty Corp (“NAR”), a Maryland corporation, and Eagle Equity I, LP, located in Dallas County, Texas (“Investor”), as of the date written below.

WHEREAS, NAR is offering for investment, a secured promissory note, and Investor is willing to purchase such note on the terms and conditions contained in this Agreement.

THEREFORE, by and for the consideration of the mutual covenants, promises, benefits, and terms of this Note Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties do hereby covenant and agree to be bound by the terms of this Note Agreement as follows:

1.	Investment.

Investor agrees to purchase from NAR for total consideration of Three Hundred Thousand Dollars ($300,000.00) the following:

a.	A note in the amount of Three Hundred Thousand Dollars ($300,000.00) (“the Note”). The terms and conditions of the Note are contained in paragraph 2 of this Agreement.

b.	A Stock Purchase Warrant (“the Warrant”) to purchase One Hundred Thousand (100,000) shares of NAR common stock at Three Dollars ($3.00) per share. The terms and conditions of the Warrant are contained in paragraph 3 of this Agreement.

2.	Terms and Conditions of the Note.

The Note shall be secured by: 1) a first lien mortgage on all of NAR’s existing oil and gas royalty interests, which were acquired in December 2006 and January 2007 at an aggregate cost of $136,000, and 2) Two Hundred Thousand Dollars ($200,000.00) of the cash received by NAR upon the consummation of this Agreement, which shall be deposited in an account at United Texas Bank in Dallas, Texas. NAR shall be permitted, with the prior written consent of Investor, to disburse all or a portion of the $200,000.00, to acquire producing oil and gas royalty interests. Such royalty interests, when and if acquired, shall be pledged as additional collateral to secure the Note. NAR agrees to promptly execute and file documents necessary to create a security interest on acquired royalty interests in favor of the Investor. Investor shall not unreasonably withhold written consent for NAR to acquire producing royalty interests.

Investor agrees to release the security interests in the preceding paragraph when NAR establishes an escrow account in the amount of Three Hundred Thousand Dollars ($300,000.00) for the purpose of repaying the Note to the Investor. NAR shall be required to establish such escrow account immediately upon receiving Two Million Dollars ($2,000,000.00) of additional capital after the completion of its initial public offering (“IPO”) of common stock. If NAR does not complete an IPO, such escrow account shall be required to be established upon receiving Two Million Five Hundred Thousand Dollars ($2,500,000.00) of new equity capital from the date of this Agreement.

The Note is due and payable, unless earlier converted into common stock pursuant to this paragraph 2, two years from the date of this Agreement. Before the end of the twenty-third (23rd) month following the date of this Agreement, Investor shall have the right, but not the obligation, to convert not less than the entire Note principal into shares of NAR Common Stock at the rate of three dollars ($3.00) per share.

The Note obligation shall bear interest at the rate of six percent (6%) per annum, payable quarterly or on the date the Note is converted into shares of NAR common stock pursuant to this paragraph, whichever is earlier. At maturity, should the entire principal and interest not be paid, the unpaid principal plus accrued interest shall commence to bear interest from the date of maturity until paid at the rate of ten percent (10%).

Investor’s right to convert this Note into shares of common pursuant to this paragraph shall include the right to adjust the numbers of shares issuable upon conversion, and the conversion price, under certain circumstances. Such circumstances shall include stock splits, stock dividends, mergers and other similar events that would require dilution protection.

3.	Terms and Conditions of the Warrant.

The Warrant shall entitle Investor to purchase One Hundred Thousand (100,000) shares of NAR’s common stock at Three Dollars ($3.00) per share for a period of three (3) years from the date of this Agreement. The terms and conditions of the Warrant shall be governed by a separate Warrant Certificate, which shall be included as a part of this Agreement.

4.	Representations by NAR.

NAR hereby represents and warrants as follows:

a.	NAR is a validly existing corporation domiciled in the state of Maryland;

b.	NAR’s Board of Directors has duly authorized the transactions contemplated by this Agreement and approval by NAR’s shareholders is not required;

c.	NAR is the owner of record of the oil and gas royalty interests that are being pledged as collateral to secure the Note;

5.	Representations by Investor.

The Investor hereby represents and warrants to, and agrees as follows:

a.	the Investor has the authority to complete the transactions contemplated by this Agreement;

b.	the Investor can bear the economic risk of this transaction;

c.	the Investor is making an investment in the Note for its own account, and not with a view to resell in connection with a distribution of the shares of Common Stock underlying the Note in any manner;

d.	The Investor is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act and meets the criteria contained in the Accredited Investor Affirmation included herein. The Investor has read and understands the representations contained in the Accredited Investor Affirmation, and has completed and signed the Accredited Investor Affirmation;

e.	the Investor has sufficient knowledge and experience in business and financial matters to evaluate, and has evaluated, the merits and risks of this investment; and

f.	The Investor has had the opportunity to ask questions of, and receive answers from the Company concerning the terms of an investment in the Note and the Shares and to receive additional information necessary to verify the accuracy of the information delivered to the Investor.

6.	Notices.

NAR, in its capacity as the maker of this Note expressly waives all notices, demands for payment, presentations for payment, protest and notice of protest, as to this Note, and consents that the Investor or payee or other holder of this Note may at any time, and from time to time, upon request of or by agreement with any of us, extend the date of maturity hereof or change the time or method of payment without notice to the maker, who shall remain bound for the payment hereof.

Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. Such notices, demands, or other communications shall be valid three (3) days after deposit thereof in the United States mail addressed to the party to whom such notice, demand, or other communication is given at the address on the signature page of this Agreement.

7.	Miscellaneous.

NAR and Investor further acknowledge and agree to following terms and conditions:

a.	This Agreement may be executed in one or more counterparts all of which taken together shall constitute a single instrument.

b.	This Agreement shall be governed and construed as binding upon the parties hereto, and their respective successor; and shall inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns. This Agreement may not be assigned by either party without the written consent of the other party, which consent shall not unreasonably be withheld.

c.	This Agreement and the accompanying Warrant Certificate, Financing Statement and Security Agreement, which includes Mortgage Agreements and a Deed of Trust, constitute the entire agreement between the Investor and NAR with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements between the Investor and NAR.

d.	This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Texas.

e.	This Agreement may not be modified or amended except in writing and signed by all parties.

8.	Default.

It is expressly provided that upon default in the punctual payment of the Note or any part thereof, principal or interest, as the same shall become due and payable, the entire indebtedness evidenced hereby shall be matured, at the option of the holder. In the event this Note, or any part hereof, is collected through any judicial proceedings by an attorney or is placed in the hands of an attorney for collection after maturity, then NAR agrees and promises to pay reasonable attorney’s fee for collection, which in no event shall be less than five percent (5%) of the principal and interest then owing.

9.	Signatures.

NAR and Investor agree to and accept the terms and conditions of this Agreement, as evidenced by their respective signatures below and on the attached Accredited Investor Affirmation and Confidentiality Agreement, which are included and are a part of this Agreement.

Date: July 19, 2007

NORTH AMERICAN ROYALTY CORP	EAGLE EQUITY I, LP

BY: EAGLE EQUITY OPERATING, LLC
In its Capacity as General Partner

/s/ James F. Smith	/s/ Lawrence E. Steinberg
James F. Smith,	Lawrence E. Steinberg,
Vice President	Chairman & CEO